09 September 2011
16 High Road,
Bramley,
2090,
Johannesburg

Resignation

For the Attention of Mark Quinn and the Clenergen Board
This letter is to inform you that I resign as Non-Executive Director of Clenergen, with immediate effect.
It has been my pleasure to serve on the board from the inception of Clenergen. I feel I have no choice but to step down, due to the following aspects:

•	I am not able to attend all the board meetings as and when required.

•	A conflict of interest will developing as I am developing my process to produce Low sulphur, Green Diesel & Jet A1 Fuel &Zero Emission Proteins from similar feedstock’s to Clenergen

•	My Companies, Energy Technologies & TriGeneration - Biomass 2 Energy Companies are being approached to develop projects in the same countries and areas as Clenergen is planning.

I am confident that the current and new team at Clenergen will manage Clenergen well and are skilled and have the company at heart.

I remain a loyal fan and offer my service as a consultant or advisor if required.

With Mark Quinn’s incredible Energy [Human] and tenacious drive, Clenergen can only continue to be a roaring success in its endeavours.

I wish the organization the best for the future, and regret any inconvenience my resignation my cause.

Yours Sincerely
/s/ David Sonnenberg
David Sonnenberg